UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 20, 2007

Torbay Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25417	52-2143186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2967 Michelson Dr Ste G444, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

Torbay Holdings, Inc. (the “Company”) has been notified by the Financial Industry Regulatory Authority (“FINRA”) in a letter dated November 20, 2007, that pursuant to NASD Rule 6530(e), the Company has been delinquent in its reporting obligations under the Securities Exchange Act of 1934 three times during the past 24 months. As a result, the Company will be ineligible for trading on the Over-the-Counter Bulletin Board (the “OTCBB”) for a period of 12 months beginning November 29, 2007.

According to the FINRA notice, during the past 24 months the firm has previously been delinquent in making timely filings with the Securities and Exchange Commission (the “SEC”) on two other occasions. These were late filings of the Company’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2006 and 2005, respectively.

The Company has also not yet filed its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 (the “9/30/07 10-QSB”). Such report was required to be filed not later than November 19, 2007.
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The delay in filing the 9/30/07 10-QSB has been due to the accounting challenges resulting from the establishment and rapid implementation of the Company’s new Italian-based strategy. During September 2007 the Company acquired a collection of assets worth more than $850,000 and operations were begun at three retail locations in Italy in furtherance of the Company’s announced strategy of developing a network of stores in which the Company could provide telecommunications, entertainment, alimentary, financial, and certain other products and services to ethnic emigrant worker communities in Italy.

The Company expects to file the 9/30/07 10-QSB by mid December 2007. The Company intends to timely comply with all SEC reporting rules during the nest 12 month period and thereafter and expects to reapply for quotations of its common stock on the OTCBB at the end of that time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Richard K. Lauer
Name: Richard K. Lauer
Title: Chief Executive Officer

Date: November 28, 2007